Exhibit (r)(1)

APPENDIX I

JOINT CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are essential for the success of the Advisers and the Funds to maintain the confidence of Fund shareholders and advisory clients ("clients"). The Advisers' and Funds’ long-term business interests are best served by adherence to the principle that the interests of clients come first. An Adviser has a fiduciary duty to clients to act solely for the benefit of clients. All personnel of the Advisers and/or the Funds, including directors, officers and employees of the Advisers and/or the Funds must put the interests of Fund shareholders and the Advisers' clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Advisers and/or the Funds must also comply with all federal securities laws. In recognition of the Advisers' fiduciary duties to their clients and Fund Shareholders and the Advisers' desire to maintain their high ethical standards, the Advisers and the Funds have adopted this Joint Code of Ethics (the "Code") containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Advisers' clients and Fund Shareholders.

None of the Advisers' and Funds’ Access Persons (defined below) except for those trustees (“Trustees”) of the Funds that are not “interested persons” under Section 2(a)(19) of the Investment Company Act of 1940 (“Independent Trustees”) may purchase or sell securities for their own accounts or accounts under their control or management, such as accounts for the benefit of such person's spouse or children; provided, however, that accounts that hold exclusively mutual funds, money market funds, or government securities or other accounts (including accounts holding "Reportable Securities" listed below) over which such Access Person has no direct or indirect investment discretion are not similarly restricted. Exceptions to this policy can be made only with the prior consent of the Compliance Officer.

"Household Accounts", which are accounts in the name and control of immediate family members who live in the Access Person's household such as an Access Person's spouse or children, are exempt from the trading restrictions noted above provided that (i) the account is not in the name of the Access Person, (ii) the Access Person does not have control of the account and (iii) the Adviser receives quarterly statements. Transactions in Household Accounts will be reviewed on at least a quarterly basis by the Compliance Officer or a designee and compared with transactions for clients. The review will consider, among other factors and if applicable, the price at which such trades are executed relative to the price received by clients for the same trade, if any, that day. In the event that the Compliance Officer determines that such trade adversely impacted the Advisers' clients or was otherwise inappropriate, the Compliance Officer will have the authority to suspend such trading, reimburse the client and/or take other appropriate action.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Advisers. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

II.	DEFINITIONS

1.	Access Person means any Trustee or officer of the Funds, any partner, officer, director, employee or "Managing Member" (defined below) of the Advisers, or any other person who provides investment advice on behalf of the Advisers and/or the Funds and is subject to the supervision and control of the Advisers (i) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding portfolio holdings of any Reportable Fund (as defined in II.6.(iv) below) or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).

2.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.	Beneficial Ownership means an interest in a security for which an Access Person or any member of the Access Person's immediate family (i.e., anyone residing in the same household or to whom the Access Person or other member of such immediate family provides significant financial support), directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Managing Members mean Mark S. Fife and/or Gregg S. Hymowitz, the managing members of the Advisers.

5.	Personal Account means any account in which an Access Person has any Beneficial Ownership interest.

6.	Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a 'Reportable Fund"); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Access Persons. This Code of Ethics applies to all Access Persons.

For purposes of this Code of Ethics, a Personal Account may also include an account maintained by or for:

•	An Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

•	Any immediate family members who live in the Access Person's household;

•

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services; and

•	Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

A comprehensive list of all Access Persons and Personal Accounts will be maintained by the Advisers' Compliance Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.	General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section. The Compliance Officer, in his discretion, may grant exceptions to the Code of Ethics.

2.	Initial Public Offerings. No Access Person (including the Managing Members but excluding the Independent Trustees) may acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering.

3.	Private Placements and Investment Opportunities of Limited Availability, An Access Person (other than an Independent Trustee) may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability ("Limited Offering") (other than a Limited Offering of a FOF or Fund managed by the Advisers) unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to such Access Person by virtue of his or her position with the Adviser and/or the Funds.

4.	Service on Boards of Directors: Other Business Activities. An Access Person (other than an Independent Trustee) shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Access Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any client account. At or about the time such an Access Person commences employment with the Advisers, the Access Person will submit to the Compliance Officer a description of any business activities in which the Access Person has a significant role.

5.	Management of Non-Adviser Accounts. Access Persons (other than an Independent Trustee) are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer pre-clears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Access Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances (See also Appendix L, II.F., "Self Dealing").

V.	REPORTING

1.

Duplicate Copies of Account Statements to Adviser. As set forth in this Code, none of the Advisers' and Funds’ Access Persons (other than the Independent Trustees) may purchase or sell securities for their own accounts or accounts under their control or management; provided, however, that accounts that hold mutual funds, money market funds, government securities, or other accounts over which such Access Person has no direct or indirect investment discretion are not similarly restricted. Access Persons (other than the Independent Trustees) who maintain accounts in which any Reportable Securities are held must also arrange for duplicate copies of account statements to be sent to the Compliance Officer. In addition, as noted above Access Persons (other than the Independent Trustees) must arrange for duplicate copies of account statements for all

Household Accounts to be sent to the Compliance Officer or his designee. The Compliance Officer (or his designee) will review such confirmations and/or account statements and may, in his sole discretion, take any necessary corrective action with respect to any potential conflicts of interest.

2.

Quarterly Trading Confirmations. All other Access Persons (other than the Independent Trustees)[1] will sign and return to the Compliance Officer or his designee on a quarterly basis, a statement similar to the statement attached as Exhibit B, confirming that such person did not purchase or sell any securities during the previous quarter. Such statements must be submitted to the Compliance Officer or his designee within 30 days of the end of each quarter.

3.	Quarterly Compliance Certifications. On a quarterly basis, Access Persons (other than the Independent Trustees) certify, via quarterly compliance attestations (a sample of which is attached as Exhibit D), that they have not traded on material non-public information nor have they provided material non-public information to others in violation of any duty, among other compliance-related attestations. Such Access Persons also represent that in the event they are provided with any non-public information or otherwise are made aware of situations that may violate financial industry regulations; they will then need to immediately notify the Compliance Officer.

4.	New Accounts. An employee (including employees of the Broker-Dealer) must notify the Compliance Officer (or his designee) promptly if he or she opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

5.	Disclosure of Securities Holdings. Access Persons (other than the Independent Trustees) must comply with the reporting requirements set forth below:

•

Initial Holdings Report: All Access Persons (other than Independent Trustees) must, no later than 10 days following the commencement of employment with the Advisers, submit an initial statement to the Compliance Officer (or his designee) listing the following (current as of no more than 45 days before the individual became an Access Person):

a.	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

b.	the names of any brokerage firms or banks where the Access Person has an account in which ANY securities are held for the Access Person's direct or indirect benefit; and

c.	the date the Access Person submits the Report.

[1]

An Independent Trustee need only make a quarterly transaction statement if he or she, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately preceding or following the date of the transaction by the Independent Trustee, the Reportable Security was purchased or sold by a Fund or was considered for purchase or sale by a Fund.

Attached as Exhibit A is a copy of the Initial Holdings Report. In addition, a newly hired Access Person must, if applicable, sign and submit the statement attached as Exhibit B (or a substantially similar statement)

•

Annual Holdings Report: In addition, as of December 31 of each year, such Access Person must submit a holdings report containing the information listed above (which information is current as of 45 days before the report is submitted). The Compliance Officer (or his designee) will review such holdings and may, in his sole discretion, take any necessary corrective action with respect to any potential conflict of interest. Attached as Exhibit C is a copy of the Annual Holdings Report.

6.	Exceptions to Reporting Requirements. An Access Person need not submit any report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

7.	Reporting of Violations. Access Persons must report immediately any suspected violations to the Compliance Officer.

VI.	WHISTLEBLOWER POLICY

1.	General. The Code requires employees to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. As employees and representatives of the Advisers and/or Funds, employees must practice honesty and integrity in fulfilling their responsibilities and complying with all applicable laws and regulations.

2.	Reporting Violations or Suspected Violations.

•

It is the responsibility of employees to comply with the Code and to report violations or suspected violations in accordance with this Whistleblower Policy. No employee who in good faith reports a violation of the Code or otherwise shall suffer harassment, retaliation or adverse employment consequence. An employee who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment. This Whistleblower Policy is intended to encourage and enable employees and others to raise serious concerns within the firm prior to seeking resolution outside of the firm.

•

The Code and Employee Handbook address the Advisers' open door policy and suggest that employees share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, an employee's supervisor or the Compliance Officer/General Counsel is in the best position to address an area of concern. However, if you are not comfortable speaking with your supervisor or you are not satisfied with your supervisor's response, you are encouraged to speak with anyone in senior management whom you are comfortable approaching. Supervisors are required to report suspected violations to the Compliance Officer, who has specific and exclusive responsibility to investigate all reported violations. For suspected fraud, or when you are not satisfied or uncomfortable with following the Advisers' open door policy, individuals should contact the Compliance Officer directly.

3.	Compliance Officer, The Compliance Officer is responsible for investigating and resolving all reported complaints and allegations concerning violations of the Code and, at his discretion, shall advise senior management of such reported or suspected violations. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation.

4.	Acting in Good Faith. Anyone filing a complaint concerning a violation or suspected violation of the Code must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation of the Code. Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

5.	Confidentiality. Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

6.	Reporting Violations Directly to the SEC. The SEC is authorized by Congress to provide monetary awards to eligible individuals who come forward with high-quality original information that leads to an SEC enforcement action in which over $1,000,000 in sanctions is ordered. The range for awards is between 10% and 30% of the money collected. The Office of the Whistleblower was established to administer the SEC's whistleblower program (www.sec.gov/whistleblower). The SEC understands that the decision to come forward with information about securities fraud or other wrongdoing is not one taken lightly, and is available to answer any questions you may have. You can reach the Office of the Whistleblower at (202) 551-4790.

VII.	MARKET RUMORS

The intentional spreading of misinformation or rumors intended to influence the market price of a security is prohibited by law. Specifically, you may not make any statement or circulate any information concerning any security which you know or have reasonable grounds to believe is false or misleading or would improperly impact the market price of such security. If you become aware of a violation of this policy you must notify the Compliance Officer as soon as possible. The Compliance Officer will conduct training sessions on at least an annual basis regarding this policy.

VIII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all periodic statements and related reports, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer or his designee will maintain a list of the current personnel of the Advisers. Such list is attached as Appendix A1.

IX.	OVERSIGHT OF CODE OF ETHICS

1.	Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Access Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Access Persons are required annually to sign and acknowledge their receipt of the Code of Ethics and any amendments thereto by signing the form of acknowledgment attached as Appendix T or such other form as may be approved by the Compliance Officer.

2.	Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

3.	ADV Disclosure. The Compliance Officer will ensure that the Advisers' Form ADV (1) describes the Code of Ethics in Form ADV Part 2 and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.

X.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

XI.	BUSINESS GIFTS AND ENTERTAINMENT

Access Persons are required to notify the Compliance Officer upon receipt of any gift. In addition, Access Persons must obtain pre-approval from the Compliance Officer prior to giving any gifts. Upon review, the Compliance Officer or his designee will notify the Access Persons if such gift is acceptable to keep/give and document the decision.

The purpose of business gifts and entertainment is to establish and maintain business relationships with prospective and existing investors and their consultants or representatives and as a common courtesy in the course of conducting business. However, the provision, or receipt, of gifts or entertainment between the Advisers' of Funds’ Trustees, officers and employees and investors or those who serve as advisors or consultants to investors are subject to special considerations because of the potential conflicts of interest that may be raised by gifts or entertainment. In general, care should be taken that the entertainment or gift is not and does not appear to be intended to unduly influence the recipient in the exercise of his or her judgment and discretion. Provision or receipt of gifts and business entertainment: (I) may not be in the form of cash; (ii) must not be so frequent or of such high value as to raise a question of impropriety; and (iii) must be consistent with customary business practices, taking into account guidance and regulations issued by federal and state authorities. Receipt of a gift of any kind is considered a gratuity. Gifts or gratuities received should be reasonable and appropriate to the applicable circumstances, and moderation and common sense must be used in connection with these guidelines.

Special care should be taken in cases where the provision, or receipt, of entertainment or gifts may be construed as taking place in connection with services provided to plans or accounts subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended, or in connection with a person's position with such a plan. ERISA prohibits fiduciaries to ERISA-covered plans from receiving any consideration in connection with a transaction involving the assets of an ER ISA plan. Therefore, in addition to the usual requirements involving gifts and entertainment, all employees should normally avoid accepting gifts that relate to ERISA accounts and IRAs and should normally avoid giving gifts or providing entertainment to such accounts that are other than routine or ordinary in nature. if an Access Persons has any question about the appropriateness of a gift or business entertainment in such cases, the Access Persons should consult with the Compliance Officer before providing or accepting the gift or business entertainment. All Access Persons are expected to exercise sound discretion regarding this policy and should consider whether the provision or receipt of any particular entertainment or gift would withstand scrutiny by the public, the SEC, the Department of Labor or some other regulator. Would you be comfortable reading your name in a newspaper article describing the conduct?

Examples

Examples of gifts and entertainment that will likely violate this policy include:

-lavish meals, including expensive wines; or

-providing air, travel or hotel accommodations.

Examples of situations that, depending on the particular facts and circumstances, may not violate this policy include:

-treating a consultant to a nice but not overly lavish dinner; or

-accompanying a consultant to a sporting event or concert.

As a general matter, if an Access Person gives tickets to a sporting event or concert to persons with whom he or she has professional relationships, he or she should attempt to accompany the recipient of the tickets to the event with at least some reasonable frequency. From time to time, particularly in response to requests made by individuals who are investors with whom the Adviser has a long-standing business and personal relationship, tickets may be provided to sporting events, concerts or other forms of business entertainment. The Compliance Officer or his designee will periodically review these arrangements to determine whether any potential conflicts of interest are presented or whether a change in this policy is warranted.

Reporting/Recordkeeping

In order for employees to be reimbursed for expenses related to business entertainment, all such expenditures and related information must be reported through the firm's online Concur system. The information submitted to Concur will be monitored by the Compliance Officer or his designee. Employees will only be reimbursed for reasonable and necessary expenses, as determined by the Compliance Officer in his sole discretion. The factors the Compliance Officer may consider in determining whether an expense is reasonable and necessary include, but are not limited to:

-the relationship between the Advisers and/or Funds and the employee and the attendees;

-the cost per attendee; and

-regulation and other guidance issued by federal and state authorities regarding the reasonableness of the business gift or entertainment.

In addition, on a quarterly basis, the Compliance Officer circulates an email to employees requiring them to report any gifts or entertainment that is overly lavish.

The Compliance Officer or his designee will maintain records of any gifts and/or business entertainment events so reported, may grant exceptions to this policy and may require that a gift be returned to the provider, that an expense be repaid by an employee or take other corrective action.

Any questions regarding this policy should be directed to the Compliance Officer.

XII.	OUTSIDE BUSINESS ACTIVITIES

1.

Notification and/or Approval of Outside Activities. All Access Persons (other than the Independent Trustees) need to obtain prior approval of the Compliance Officer to engage in business activities outside of their employment with the Adviser. Access Persons

(other than the Independent Trustees) should complete and submit to the Compliance Officer the form attached as Exhibit E to this Appendix. Another form may be used with the prior consent of the Compliance Officer. As set forth in Exhibit E, Access Persons (other than the Independent Trustees) need to provide information about: (i) the nature of the outside business activity; (ii) the name of the organization; (iii) any compensation they expect to receive; and (iv) the time demands of the activity.

Such pre-approval will not be required for outside activities relating to charities, non-profit organizations/clubs or civic/trade associations. The Compliance Officer has sole discretion to determine whether to permit an Access Person (other than the Independent Trustees) to engage in an outside business activity. Among the factors to be considered are whether the outside activity presents any potential conflicts of interest for the Adviser or the Access Person (other than the Independent Trustees) or otherwise interferes with the Access Person's (other than the Independent Trustees) ability to perform such duties.

EXHIBIT A

INITIAL HOLDINGS REPORT

Name:

Start Date:

In connection with the firm's Code of Ethics. please complete and return the Initial Holdings Report as soon as possible but, in any event, not later than 10 days after you begin working at EnTrust.

In the space provided below. please provide the name of the broker with which you or any immediate family members living in your household maintain account(s) in which securities are held for your direct or indirect benefit. You are presumed to be a beneficial owner of securities that are held by your immediate family members living in your household.

Account Information

Name of Broker-Dealer or Bank with Whom Account is Held or Maintained	Account Number	Name on Account	Reportable Securities?*

OR

☐	I do not maintain any Personal Accounts.

*	For those accounts fisted above, you must attach the corresponding brokerage account statements for each account. The statements must contain, at a minimum, the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares held, and principal amount of each security" held in the account. The information contained in the statements must be current as of a date no more than 45 days, prior to the date listed above.

Disclosure of Limited Offerings

Certain holdings in private placement of securities or investment opportunities of limited availability will not appear in brokerage account statements. As such, the following sets forth all of my holdings in Limited Offerings (i.e. private placements, private equity interests, hedge fund interests, restricted stock, etc.) that have not been previously disclosed in the attached brokerage statements.

Title and Type of Security (i.e., name of fund)	Number of Shares Held (As Applicable)	Principal Amount of Shares (i.e. contribution amount)	Broker/Dealer Or Name of Firm Where Securities Are Held

The information contained in the statements must be current as of a date no more than 45 days prior to the date listed above.

OR

☐	No holdings in Limited Offerings.

Certification

I hereby certify that the information in this Report and the attached account brokerage statements (if applicable) is complete and accurate in all material respects as of the date specified below (which is not later than 10 days after my Start Date). I further certify that the accounts listed above constitute all securities accounts in which I and each member of my immediate family sharing my household have direct or indirect Beneficial Ownership.

Signature	Date

Compliance Review:

Name:
Date:

EXHIBIT B

Code of Ethics

Quarterly Transaction Report Attestation

For the calendar quarter ending [MONTH, DATE, YEAR], I certify that:

•

Securities were not purchased or sold in any of my "Personal Account(s)," including accounts in which I or a member of my immediate family or others living in my household, directly or indirectly, have a financial interest; or

•	If securities were purchased or sold in my 'Personal Account(s)":

•	These securities were mutual funds, money market funds, and/or government securities which are permitted securities under the Code of Ethics; or

•

This was permitted based on an exception to the firm's "no trading policy set forth in the firm's Code of Ethics which was granted by, and upon the prior approval of, the firm's Chief Compliance Officer; or

•	These securities occurred in "Household Accounts" (as defined in the Code of Ethics) which are (i) not in my name, (ii) not under my control and (iii) where duplicate statements were provided.

The term "Personal Account(s)" does not include: (i) accounts over which you have no direct or indirect investment discretion; (ii) accounts established pursuant to an automatic investment plan; or (iii) accounts holding investments made in any EnTrust private investment vehicle.

Certification

I hereby certify, that the information in this Attestation is complete and accurate in all material respects as of the date specified below (which is not later than 30 days, following the quarter-end noted above).

Name

Signature

Date

EXHIBIT C

ANNUAL HOLDINGS REPORT

In connection with the firm’s Code of Ethics (Appendix I in the Compliance Manual), please complete and return this Annual Holdings Report as soon as possible but, in any event, by January 30th.

I.	Account Information (current as of December 31 of the preceding year): In the space provided below, please provide the name of the broker with which you or any immediate family members living in your household maintain account(s) in which securities are held for your direct or indirect benefit as of December 31 of the preceding year. You are presumed to be a beneficial owner of securities that are held by your immediate family members living in your household.

Account Number	Name on Account	Name of Broker-Dealer or Bank with Whom Account is Held or Maintained	Reportable Securities?*

☐	The above reflects accounts that are new and did not appear in previous holdings reports.

or

☐	No new accounts since last reported.

II.	Accounts Holding “Reportable Securities”: For all accounts listed above that hold “Reportable Securities” (as defined in the Code of Ethics), you must provide a year-end brokerage account statement for each account . The statements must contain, at a minimum, the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares held, and principal amount of each “Reportable Security” held in the account. Please attach all brokerage statements to this holdings report.

III.	Disclosure of Limited Offerings

Certain holdings in private placements of securities or investment opportunities of limited availability will not appear in brokerage account statements provided in response to Item 1 above. As such, the following sets forth all of my holdings in Limited Offerings (i.e. private placements, private equity interests, hedge fund interests, restricted stock, etc.). The below should also include all holdings in any of EnTrust’s own private funds, as applicable.

Title and Type of Security (i.e., name of fund)	Number of Shares Held (As Applicable)	Principal Amount of Shares (i.e. contribution amount)	Broker/Dealer Or Name of Firm Where Securities Are Held

OR

☐	No holdings in Limited Offerings.

Certification

I hereby certify that the information in this Report and the attached account brokerage statements (if applicable) are complete and accurate in all material respects as of the date specified above (which is not more than 45 days prior to my submitting this Report). I further certify that the accounts listed above constitute all securities accounts in which I and each member of my immediate family sharing my household have direct or indirect Beneficial Ownership.

Signature	Date

Compliance Review:

Name:

Date:

EXHIBIT D

ENTRUST FOF MANAGEMENT LP

QUARTERLY COMPLIANCE CERTIFICATION

•	I am an employee of EnTrust FOF Management LP (the "Firm").

•

I have not paid or awarded any finder's fees, charitable/political contributions, commissions or other compensation to any person or entity as an inducement or otherwise, directly or indirectly, to introduce, market or recommend any private investment vehicle managed by the Firm or any of its affiliates to any existing or prospective investors or their investment consultants or representatives.

•	I have reviewed and understand the content of the Firm's Compliance Manual and agree to follow the policies set forth therein.

•	I am aware of the regulations promulgated by the Securities and Exchange Commission and have not to my knowledge violated any of them in the course of my employment with the Firm.

•

I agree to use certain information I may be privy to by virtue of my position at the Firm, including but not limited to personal, business and financial information about the Firm, investors and fellow employees, research and investment strategies, proprietary processes, technical data and the like, only as necessary in the course of performing my job responsibilities and will not disclose such information outside of the Firm without the prior authorization of the Compliance Officer or his designee. I will direct any question regarding the confidentiality of information or my responsibilities in dealing with confidential information to the Compliance Officer.

•	I have not traded on material non-public information nor have I provided material non-public information to others in violation of any duty.

•

I agree that in the event that I am provided with any material non-public information or am otherwise made aware of situations that may violate financial industry regulations, I will immediately notify the Firm's Chief Compliance Officer.

•	I send electronic communications relating to the Firm's business over the Firm's email system.

•	Any outside business activities I am engaged in have been disclosed to the Firm's Chief Compliance Officer.

•	Any of my immediate family members who work for the Firm's service providers have been disclosed to the Firm's Chief Compliance Officer.

•	Any accounts that I maintain or that are maintained by an immediate family member living in my household have been disclosed to the Firm's Chief Compliance Officer.

•

In my course of dealing with prospective (or existing) investors or investment consultants, I have not noticed any suspicious activity or "red flags" that indicated possible money laundering or terrorist financing. Should I do so, I will immediately notify the Firm's Chief Compliance Officer.

•	I have not used any blogs or social networking sites to communicate or conduct Firm business nor do I mention the Firm's name on any such sites.

• Below is a list of all blogs and social networking sites for which I have an account or am a member:

I hereby certify that the statements above are true and correct and that any information contained in this Quarterly Compliance Certification is complete and accurate in all material respects as of the date specified below.

Name

Signature

Date

EXHIBIT E

OUTSIDE ACTIVITY APPROVAL FORM*

Employee Information

Name:

Title:

Date of Request:

1.	Name of Company/Description of what type of business the Company is engaged in:

2.	Will the Firm’s name be used in connection with such activity (e.g., included in a biography)?

☐ Yes    ☐ No

3.	Specify your intended position or title (if any):

4.	List your specific duties or role in connection with such activity:

5.	Estimated amount of time to be spent on such activity (weekly basis):

6.	Will you receive any economic benefit/compensation for your participation in such activity?

☐  Yes     ☐  No

If “yes”, description/amount of economic benefit/compensation:

Certification

I hereby represent that such activity does not violate any law or regulation, will not or does not interfere with my responsibilities to the Firm, compete with or conflict with any interest of the Firm. I agree to bring to the attention of the Firm any new potential conflicts of interest or changes in my role with the Company noted above that may arise at any point in time

*	Please note that pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations.

Signature of Requesting Employee:

TO BE COMPLETED BY THE COMPLIANCE OFFICER OR HIS DESIGNEE

Disposition of Outside Activity Request

☐	Request Denied

☐	Reason for Approved/Denied Request:

Reviewing Party:

Date: